ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                     INVESCO TREASURER'S SERIES FUNDS, INC.

      INVESCO Treasurers' Series Funds, Inc., a corporation organized and existing under the General Corporation Law of the State of Maryland (the "Corporation"), hereby certifies that:

      FIRST: Prior to this amendment, the aggregate number of shares which the Company had the authority to issue was five hundred million (500,000,000) shares, with a par value of one cent ($0.01) per share of all authorized shares, having an aggregate par value of five million dollars ($5,000,000). Pursuant to the power granted to the board of directors, Article V, paragraphs (1) and (2) of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

            (1) The total number of shares of stock which the Corporation shall have authority to issue is two billion (2,000,000,000) of shares of common stock of the par value of $0.01 each, to be classified as "Common Shares", and of the aggregate par value
            of  twenty  million  dollars  ($20,000,000).   Unless otherwise
            prohibited by law, so long as the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, the total number of shares which the Corporation is authorized to issue may be increased or decreased by the Board of Directors in accordance with the applicable provisions of the Maryland General Corporation Law.

            (2) The Corporation is authorized to issue its shares in one or more series or one or more classes, and, except as prohibited by law, the different series or classes shall be established and designated, and the variations in the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as between the different series or classes shall be fixed and determined by the Board of Directors; provided that the Board of Directors shall not classify or reclassify any of such shares into any class or series of stock which is prior to any class or series of stock then outstanding with respect to rights upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the general assets of, the Corporation, except that there may be variations so fixed and determined between different series or classes as to investment objective, purchase price, right of redemption, special rights as to dividends and on liquidation with respect to assets belonging to a particular series or class, voting powers and conversion rights. All references to Common Shares in these Articles shall be deemed to be shares of any or all series and classes as the context may require.

            The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series of Common Shares of the Corporation designated as the
            INVESCO Treasurer's Money Market Reserve Fund and the INVESCO Treasurer's Tax-Exempt Reserve Fund, and any additional class or series of Common Shares of the Corporation (unless provided otherwise by the Board of Directors with respect to any such additional class or series at the time of establishing and designating such series).

            In the exercise of the powers granted to the Board of Directors pursuant to this paragraph (2)(a) of this Article V, the Board of Directors designated two series of shares of Common Stock of the Corporation to be designated as the INVESCO Treasurer's Money Market Reserve Fund and the INVESCO Treasurer's Tax-Exempt Reserve Fund. One billion (1,000,000,000) shares of the Corporation's Common Stock are classified as and are allocated to the INVESCO Treasurer's Money Market Reserve Fund. One billion (1,000,000,000) shares of the Corporation's Common Stock are classified as and are allocated to the INVESCO Treasurer's Tax-Exempt Reserve Fund.

            Unless otherwise prohibited by law, so long as the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, the total number of shares which the Company is authorized to issue may be increased or decreased by the board of directors in accordance with the applicable provisions of the Maryland General Corporation Law.

      SECOND: Shares of each class have been duly authorized and classified by the board of directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

      THIRD:  The foregoing  amendment,  in accordance with the  requirements of
Section 2-605 of the General Corporation Law of Maryland, was unanimously approved by the board of directors of the Corporation on August 4, 1999.

      The undersigned, Treasurer & Chief Financial & Accounting Officer of the Corporation, who is executing on behalf of the Corporation the foregoing
Articles of Amendment, of which this paragraph is made a part, hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further verifies under oath that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

      IN WITNESS WHEREOF, INVESCO Treasurer's Series Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Treasurer & Chief Financial & Accounting Officer and witnessed by its Secretary on the 9th day of September, 1999.

      These Articles of Amendment shall be effective upon acceptance by the Maryland State Department of Assessments and Taxation.

                              INVESCO TREASURER'S SERIES FUNDS, INC.

                                    /s/ Ronald L. Grooms
                              By:   ---------------------
                                    Ronald L. Grooms
                                    Treasurer & Chief Financial
                                    & Accounting Officer


WITNESSED:


/s/ Glen A. Payne
----------------------------
Glen A. Payne, Secretary

                                  CERTIFICATION

I, Cheryl K. Howlett, a notary public in and for the County of Denver, City of Denver, and State of Colorado, do hereby certify that Ronald L. Grooms, personally known to me to be the person whose name is subscribed to the foregoing Articles of Amendment, appeared before me this date in person and acknowledged that he signed, sealed and delivered said instrument as his free and voluntary act and deed for the uses and purposes therein set forth.

Given my hand and official seal this 9th day of September, 1999.




                              /s/ Cheryl K. Howlett
                              ----------------------------
                              Notary Public
                              7800 E. Union Avenue
                              Denver, Colorado 80237

[SEAL]

My commission expires: February 22, 2003